As filed with the Securities and Exchange Commission on November 4, 2025.

Registration No. 333-265940

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERANO HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	98-1583243
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

224 W. Hill Street, Suite 400 Chicago, Illinois (Address of Principal Executive Offices)	60610 (Zip Code)

Verano Holdings Corp. Stock and Incentive Plan

(Full title of the plan)

George Archos

Chairman and Chief Executive Officer

224 W. Hill Street, Suite 400
Chicago, Illinois 60610
(312) 265-0730

(Name and address of agent for service)

(312) 265-0730

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-8 (the “Amendment”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Verano Holdings Corp., as a Nevada corporation (the “Company” or the “Registrant”), as successor issuer to the Company as a British Columbia corporation.

On November 3, 2025 (the “Effective Date”), the Company filed articles of domestication and articles of incorporation with the Secretary of State of the State of Nevada to continue out from the jurisdiction of the Province of British Columbia, Canada, to the jurisdiction of the U.S. State of Nevada (the “Continuance”). The Continuance was consummated pursuant to a Plan of Arrangement, which was approved by the Company’s shareholders in accordance with the corporate laws of British Columbia, Canada at a special meeting of the shareholders held on October 27, 2025, and a Final Order issued by the Supreme Court of British Columbia, Canada on October 30, 2025.

As a result of the Continuance and the change in the Company’s jurisdiction of incorporation, the Company now as a Nevada corporation is the successor issuer of the Company, previously as a British Columbia corporation, under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On the Effective Date: (i) each outstanding option to purchase Class A subordinate voting shares (“Subordinate Voting Shares”) was deemed to be adjusted pursuant to the terms of the Verano Holdings Corp. Stock and Incentive Plan (the “Equity Incentive Plan”) to become one outstanding option to purchase an equal number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at the same exercise price per share and otherwise on the same terms and conditions under the Equity Incentive Plan and applicable award agreement; and (ii) each outstanding restricted stock unit (“RSU”) to receive Subordinate Voting Shares was deemed to be adjusted pursuant to the terms of the Equity Incentive Plan to become one outstanding RSU to receive an equal number of shares of Common Stock and otherwise with the same terms and conditions under the Equity Incentive Plan and applicable award agreement.

This Amendment pertains to the Registration Statement on Form S-8 (Registration No. 333-265940) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2022 (the “Legacy Registration Statement”). The Company hereby expressly ratifies the Legacy Registration Statement as its registration statement for all purposes of the Securities Act and the Exchange Act. The Legacy Registration Statement as amended by this Amendment is referred to as the “Registration Statement”.

For purposes of the Registration Statement, as of any time prior to the Effective Date, references to “Verano,” the “Company,” “we,” “us,” “our” and similar terms reference the Company as a British Columbia corporation and its consolidated subsidiaries and, as of any time after the Effective Date, reference the Company as a Nevada corporation and its consolidated subsidiaries.

No additional securities are being registered under this Registration Statement and the applicable registration fees were paid at the time of the original filing of the Legacy Registration Statement. Except as provided in this Amendment, the Legacy Registration Statement remains unchanged in all other respects.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I of Form S-8 is included in documents delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been filed by the Registrant, either before or after the Continuance, with the SEC, are incorporated into this Registration Statement by reference:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025;
●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 8, 2025, August 7, 2025 and October 29, 2025, respectively;
●	The Company’s Current Reports on Form 8-K filed with the SEC on April 14, 2025, June 20, 2025, October 1, 2025 and October 28, 2025 except to the extent information therein is deemed furnished and not filed pursuant to securities laws and regulations;
●	The Company’s Current Report on Form 8-K12G3 filed with the SEC on November 4, 2025; and
●	The description of the Company’s capital stock included as Exhibit 4.1 to the Company’s Current Report on Form 8-K12G3, filed with the SEC on November 4, 2025.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes and the Company’s Articles and Bylaws

Nevada Revised Statutes (the “NRS”) 78.138(7) provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damage as a result of any act or failure to act in his or her capacity as a director or officer, unless the presumption of the business judgment rule set forth in NRS 78.138(3) has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of the law.

NRS 78.7502 provides, in general, that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a manager of a limited liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS 78.7502 also provides, in general, that a corporation may indemnify, pursuant to that statutory mechanism, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person is not liable pursuant to NRS 78.138 or acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or any other court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the statutory mechanism provided under NRS 78.7502, as described above, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the registrant’s amended and restated articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

The Company’s bylaws provide for indemnification of our directors and officers in their respective capacities as such and in any and all other capacities in which any of the serves at the Company’s request to the fullest extent permitted by law.

D&O Insurance

NRS 78.752(1) provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against liability and expenses.

The Company obtained directors and officers liability insurance (“D&O Insurance”) for the benefit of the Company’s directors and officers and intends to maintain D&O Insurance. D&O Insurance is insurance coverage intended to protect individuals serving as directors or officers of a business or other type of organization from personal losses if such individuals are sued as a result of serving as directors or officers of a business or other type of organization. D&O Insurance may also cover the legal fees and other costs the business or other type of organization may incur as a result of such suits against its directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Domestication (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K12G3 filed on November 4, 2025 (File No. 000-56342) and incorporated by reference herein).
4.2	Articles of Incorporation (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K12G3 filed on November 4, 2025 (File No. 000-56342) and incorporated by reference herein).
4.3	Bylaws (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K12G3 filed on November 4, 2025 (File No. 000-56342) and incorporated by reference herein).
5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.
10.1	Verano Holdings Corp. Stock and Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K12G3 filed on November 4, 2025 (File No. 000-56342) and incorporated by reference herein).
10.2	Form of Equity Award Agreement for Stock Option (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K12G3 filed on November 4, 2025 (File No. 000-56342) and incorporated by reference herein).
10.3	Form of Equity Award Agreement for RSU (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K12G3 filed on November 4, 2025 (File No. 000-56342) and incorporated by reference herein).
23.1*	Consent of Macias Gini & O’Connell LLP.
23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107	Filing Fee Table (filed as Exhibit 107 to the Company’s Form S-8 filed on June 30, 2022 (Registration No. 333-265940) and incorporated by reference herein).

*	Filed with this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20%change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Legacy Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 4, 2025.

VERANO HOLDINGS CORP.

By:	/s/ George Archos
Name:	George Archos
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George Archos, Richard Tarapchak and Laura Kalesnik, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 of the Registrant and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors, as applicable, to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Legacy Registration Statement has been signed by the following persons in the capacities indicated below as of November 4, 2025.

Signature	Capacity in Which Signed

/s/ George Archos George Archos	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Richard Tarapchak	Chief Financial Officer (Principal Financial Officer)
Richard Tarapchak

/s/ Josh Heine	Vice President, Corporate Controller (Principal Accounting Officer)
Josh Heine

/s/ Charles Mueller Charles Mueller	Director

/s/ Cristina Nuñez Cristina Nuñez	Director

/s/ John Tipton John Tipton	Director

/s/ Lawrence Hirsh	Director
Lawrence Hirsh

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